Exhibit 10.10

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securites and Exchange Commission.

AGREEMENT
by and between
Medtech Products inc.
and
MonoSolRx LLC

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of October, 2006 (the “Effective Date”), by and between MonoSolRx LLC, a Delaware limited liability company with its corporate headquarters at 30 Technology Drive, Warren, NJ 07059 (hereinafter referred to as “MonoSolRx”), and Medtech Products Inc., a Delaware corporation with offices at 90 North Broadway, Irvington, NY 10533 (hereinafter referred to as “Medtech”).

Whereas MonoSolRx owns or has certain rights in a Film Delivery System and expertise and experience in customizing and developing such Film Delivery System for use with pharmaceutical drugs; and

Whereas Medtech is interested in having MonoSolRx develop, using MonoSolRx expertise and proprietary technology, thin film Products (as herein defined) for the Chloraseptic® brand; and

Whereas Medtech desires to purchase the aforementioned film Products from MonoSolRx and MonoSolRx wishes to supply such Products to Medtech, subject to the terms and conditions set forth in this two-phase Agreement.

Now, THEREFORE, in reliance upon and in consideration of the following undertakings, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.0          Definitions

1.1          “Affiliates” with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

1.2          “Confidentiality Agreement” shall mean the Confidentiality Agreement dated January 4, 2005 between MonSolRx and Prestige Brands, Inc., an Affiliate of Medtech.

1.3          “Film Delivery System” (“Base Film”) shall mean an oral film dosage drug delivery system composition(s) developed and owned by MonoSolRx prior to the date of this Agreement and shall include modifications, such as variations of amounts of ingredients to optimize the drug delivery system to comply with the Product specifications set forth on Exhibit A to this Agreement.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

1.4          “Monosol Intellectual Property” (“IP”) shall mean all patents, copyrights, trade secrets, know-how, trademarks and other intellectual property rights owned by MonoSolRx anywhere in the world.

1.5          “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

1.6          “Products” shall mean thin film products as follows:  (a) a cherry-flavored film that contains benzocaine (3 mg), (b) a citrus-flavored film that contains benzocaine (3 mg) and (c) a grape-flavored film that contains benzocaine (2 mg), in each case substantially in accordance with the specifications set forth in Exhibit A hereto.

2.0                               Phase I — Prototype Development and Acceptance

2.1          MonoSolRx agrees to use reasonable best efforts to develop three prototype film MonoSolRx in accordance with Exhibit A for review and acceptance by Medtech.  Each prototype film strip Product will be based on MonoSolRx’s Base Film modified to incorporate combinations of benzocaine and menthol therein.

2.2          MonoSolRx will supply all compounds, materials or other substances necessary for MonoSolRx to develop and make the aforesaid prototype Products at its sole expense.

2.3          MonoSolRx will have sole discretion with regard to the development of the prototype film strip Products.  MonoSolRx also will have sole discretion with regard to testing of film strips during the development of the prototype Products.  Medtech will, however, provide flavor and flavor sourcing information to MonoSolRx upon MonoSolRx’s request, subject to the terms of the Confidentiality Agreement.  Moreover, Medtech agrees to provide prompt written feedback, no later than twenty days following Medtech’ s receipt, to MonoSolRx concerning prototype Products supplied by MonoSolRx.

2.4          Upon review and acceptance by Medtech of the three prototype Products, which shall not be unreasonably withheld, Phase II of this Agreement shall commence.  For the absence of doubt, Medtech agrees that that its organaleptic review of the prototype Products will be conducted with its existing Chloraseptic® film products as a reference, and moreover that the grape prototype Product previously supplied by MonoSolRx is acceptable for purposes of this Phase I review.

2.5          If the prototype film Products are not accepted within one hundred fifty (150) days of the Effective Date of this Agreement, this Agreement shall terminate.  Such termination shall, provided that Medtech has not unreasonably withheld product acceptance pursuant to Section 2.4 (and otherwise materially complied with its obligation to provide feedback under Section 2.3) be without any liability to Medtech and its Affiliates.

3.0                               Phase II — Stability and Validation

3.1          Upon completion of Phase I and following the entry of the parties into a Quality Agreement and a commercial supply agreement as contemplated in Section 4.1 hereof,

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

MonoSolRx shall develop stability data for each of the three prototype Products at its own expense for review and acceptance by Medtech in accordance with the stability program set forth in Exhibit B hereto.  Medtech shall find the stability data acceptable if the stability data conforms to the specifications set forth in Exhibit B.

3.2          Following the acceptance of the stability data by Medtech, which shall not be unreasonably withheld, MonoSolRx shall validate the three prototype Products in accordance with process validation guidelines typically used in the pharmaceutical industry and agreed upon between the companies prior to initiation of process validation.  Medtech agrees to promptly review such Product validations, no longer than twenty days following notice from MonoSolRx that validation is completed, and Medtech further agrees not to unreasonably withhold acceptance of such validation

3.3          If the stability data and Product validation are not accepted within one hundred and eighty (180) days following the completion of Phase I, the Agreement shall terminate.  Such termination shall, provided that Medtech has not unreasonably withheld acceptance of stability data and Product validation pursuant to Section 3.2, be without any liability to Medtech and its Affiliates.

4.0                               Commercial Supply to Medtech

4.1          During the commencement of Phase I, the Parties shall use reasonable best efforts to enter into a five year commercial supply agreement with the following material terms:   (a) an initial supply “Price” as set forth below, (b) minimum batch and order sizes consistent with the first year annual forecasts attached hereto as Exhibit C, (c) a provision for annual supply price reviews based upon input costs of MonoSolRx, (d) an all requirements commitment from Medtech, and an exclusive supply commitment from MonoSolRx, for OTC thin film products that contain either benzocaine as a sole active ingredient, or benzocaine and menthol as part of a combination, two active ingredient product, supply to commence with the purchase of the complete validation batches, (e) customary representations and warranties (including, without limitation, a representation from MonoSolRx that the Products and the technology used to manufacture them will not infringe upon the valid patent rights of third parties, and Products will not be adulterated and shall be manufactured in full compliance with cGMP guidelines), (1) a mutual indemnity, under which MonoSolRx shall indemnify Medtech for any uncured breach of its representations, warranties, obligations and covenants or any acts or omissions in connection with the commercial supply agreement, and under which Medtech will indemnify MonoSolRx from any liabilities associated with its product labeling or marketing of the product, (g) during the term of the agreement, a disaster plan whereunder MonoSolRx will provide a royalty-free license to use MonoSolRx Intellectual Property utilized to manufacture the Products should MonoSolRx be rendered unable for a prolonged and uncured period from supplying product, provided that such license shall be limited the earlier of the duration of the service interruption or the term of the agreement, and (h) a damages limitation precluding liability for lost profits or consequential damages in connection with the agreement.  The effectiveness of the commercial supply agreement shall be conditioned upon the successful stability and validation of the Products as referenced in Section 3 above.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

4.2          The initial supply “Price” for each of the three film Products shall be $[*] per [*] for Products packaged in polyvinylchloride (PVC)..  Each card shall include [*] each containing [*] strips, as more fully described in Exhibit D hereto.  The commercial supply cost for each of the three film Products shall increase approximately [*] per blister card for prototype film Products packaged in Aclar® blister packaging.

5.0                               Term and Termination

5.1          The term of this Agreement shall commence as of the Effective Date and shall continue until the completion of the obligations set forth herein or until otherwise terminated.

6.0                               Confidentiality

6.1          Any confidential information exchanged between the parties hereto shall be treated in accordance with the terms of the Confidentiality Agreement.

7.0                               Ownership Of Film Products and Intellectual Property

7.1          MonoSolRx shall retain ownership of all right, title, and interest in and to the MonoSolRx Base Film and to all other MonoSolRx Intellectual Property, including all proprietary rights therein.  MonoSolRx shall own the sole and exclusive rights in and to all IP developed pursuant to this Agreement for which MonoSolRx’s or MonoSolRx Affiliates’ employees, representatives, agents or consultants have sole inventorship.  Notwithstanding the generality of the foregoing, MonoSolRx shall have no rights or interest in any trademark applied to the Products, which trademarks shall be and remain the exclusive property of Medtech. MonoSolRx also shall own the sole and exclusive rights in and to all IP developed by MonoSolRx pursuant to this Agreement.

7.2          MonoSolRx represents and warrants to Medtech that the MonoSolRx Intellectual Property used to develop and manufacture the Products will not infringe any Intellectual Property rights of any third-party.

7.3          MonoSolRx acknowledges that the trademark CHLORASEPTIC is the exclusive property of Medtech and further agrees to take no action contrary to the interest of Medtech respecting said trademark.

8.0                               Miscellaneous

8.1          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law principles thereof.  Any disputes between the parties arising out of or relating to this Agreement shall be resolved by final and binding arbitration in New York, New York by a three arbitrator panel pursuant to the rules of the American Arbitration Association.

8.2          In case any one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

8.3          Neither party hereto may assign this Agreement and its rights and duties under this Agreement without the prior written consent of the other party hereto except that consent is not required if either party is purchased by a third party or Medtech assigns this Agreement to one of its Affiliates.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns,

9.4          Any and all provisions, promises and warranties contained herein which by their nature or effect are required or intended to be observed, kept or performed after termination of this Agreement will survive the termination of this Agreement and remain binding upon and for the benefit of the parties hereto.

9.0                               Notices

All notices or other communications which shall or may be given pursuant to this Agreement shall be in writing and shall be deemed to be effective when delivered, by facsimile transmission AND (a) when delivered if sent by registered or certified mail, return receipt requested, or (b) on the next business day, if sent by overnight courier, in each case to the parties hereto at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:

If to MonoSolRx:	A. Mark Schobel
President, CEO
30 Technology Drive
Warren, NJ 07059
Fax: 908.561.1209

With a copy to:

Joseph Fuisz
MonoSolRx, LLC
1100 Connecticut Avenue, NW
Suite 440
Washington, DC 20036
Fax: 202.223.9069

If to Medtech:	Eric Millar
Medtech Products Inc.
90 North Broadway
Irvington, NY 10533
Fax: 914.524.6814

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

With a copy to:

Legal Department
Medtech Products Inc.
90 North Broadway
Irvington, New York 10533
Fax: 914.524.7488

10.0                        Entire Agreement

This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) with respect to the subject matter hereof. No course of dealing or usage of trade shall be used to modify the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Medtech Products Inc.		MonoSolRx LLC

By:	/s/ Charles N. Jeily	By:	/s/ Alexander M. Schobel
	Name: Charles N. Jeily		Name: Alexander M. Schobel
	Title: Secretary		Title: President & CEO

Date: October 18, 2006		Date: 10/12/06

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Exhibit A

Product Specifications

[*]

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Exhibit B

Stability Program

[*]

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Exhibit C

Annual Forecast

[*]

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Exhibit D

Commercial Supply Cost

[*]